Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

MIZI RESEARCH, INC.,

SHAREHOLDERS OF MIZI RESEARCH, INC.

AND

WIND RIVER SYSTEMS, INC.

AUGUST 26, 2008

EXECUTION COPY

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into as of August 26, 2008 (the “Effective Date”), by and among:

(1)	WIND RIVER SYSTEMS, INC., a corporation organized and existing under the laws of Delaware with its registered office located at 500 Wind River Way, Alameda, California, U.S.A. 94501 (“Purchaser”);

(2)	MIZI RESEARCH, INC., a corporation organized and existing under the laws of Korea with its registered office located at 9/F Sambo B/D, 88, Samsung-dong, Kangnam-gu, Seoul, 135-090, Korea (the “Company”);

(3)	YOUNG-JIN, SEO, a Korean national having an address at (the “Seller Representative”);

(4)	INNOVALUE CAPITAL, INC., a corporation organized and existing under the laws of the British Virgin Islands with its registered office located at (“Innovalue”);

(5)	KB INVESTMENT CO., LTD., a corporation organized and existing under the laws of Korea with its registered office located at (“KB”);

(6)	SUNG-HO WANG, a Korean national having an address at ;

(7)	JOON JO, a Korean national having an address at ;

(8)	MYONG-KIE LEE, a Korean national having an address at ; and

(9)	CHI-DEOK HWANG, a Korean national having an address at .

(The Seller Representative, Innovalue, KB, Sung-Ho Wang, Joon Jo, Myong-kie Lee and Chi-Deok Hwang shall each be referred to as “Seller” and collectively as “Sellers”).

R E C I T A L S

WHEREAS, the Company is a joint stock company engaged in the business of software and mobile application platform development and as of the date hereof, Sellers are the record owners of 3,082,000 shares of common stock, par value KRW 500 per share (the “Sale Shares”) of the Company, representing approximately 77% of the Company’s issued and outstanding share capital;

WHEREAS, simultaneously with the execution of this Agreement, the other Key Employees (as defined below) who are shareholders shall enter into the short-form share purchase agreement with Purchaser, in the form attached hereto as Exhibit B (the “Short-Form SPA”) to sell the number of Shares set forth opposite the name of such shareholder listed in Exhibit A;

WHEREAS, the Seller Representative shall use his best efforts to cause other remaining shareholders of the Company to enter into the Short-Form SPA on or prior to the Closing Date;

WHEREAS, it is desired by the Sellers and the Purchaser that, prior to the Closing, sufficient number of other remaining shareholders of the Company will enter into the Short-Form SPA with Purchaser to sell Shares owned by them to Purchaser so that Purchaser will acquire at the Closing at least 95% of the total issued and outstanding share capital of the Company; and

WHEREAS, in connection therewith, Sellers wish to sell to Purchaser and Purchaser wishes to purchase from Sellers the Sale Shares upon the terms and conditions set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions

1.1	Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person who (at the time when the determination is made), directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person.

“Balance Sheet Date” means July 31, 2008.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Korea or in the U.S.A.

“Control” (including the terms “Controlled by” and “under Common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company to the Purchaser on or prior to the signing of this Agreement.

“Encumbrances” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, yangdo dambo, option, pledge, restriction on voting, sale, transfer or disposition, whether imposed by contract, legal requirement, equity or otherwise.

“Escrow Agreement” means the escrow agreement to be entered into by and among Purchaser, the Seller Representative for himself and on behalf of the other Escrow Sellers, and the Escrow Agent on or prior to the Closing Date in the form and substance substantially similar to Exhibit C hereto.

“Escrow Sellers” means Seller Representative, Innovalue, KB and Sung-Ho Wang.

“Government Approval” means any approval, consent, permission or license from, registration or filing with, or notice or report to, any Government Authority.

“Government Authority” means any national, federal, provincial or local (including city) government in Korea, the U.S.A. or any other relevant countries, any political subdivision thereof or any other governmental, judicial, public, regulatory, or statutory instrumentality, authority, body, agency, department, court, bureau or entity or any arbitrator with authority to bind a party hereto at law.

“Hazardous Materials” shall mean (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Korean law, and (b) any other chemical, material or substance exposure to which is regulated by any Government Authority.

“Key Employees” means Young-Jin Seo, Myong-Kie Lee, Chi-Deok Hwang, Woo-Hyun Jang, Yeong-Ho Cha, Beom-Chol Kim, Joeong-Hoi Kim, Yong-Il Jo, Geun-Oh Park, Jun-Cheol Park and Won-Yeong Jeong.

“Knowledge” means (i) with respect to Purchaser or Sellers, the knowledge of such party after reasonable inquiry, and (ii) with respect to the Company, the knowledge of the management of the Company (isa level or higher) after reasonable inquiry.

“Law” means any law, rule, regulation, legislation, statute, ordinance, order, treaty, bilateral or multilateral agreement, proclamation, executive order, restriction, embargo, sanction or interpretation thereof by any Government Authority.

“Long Stop Date” means the date that is 60 days from the Effective Date.

“Ordinary Course of Business” means any action taken by or on behalf of the Company that is recurring in nature, is consistent with the past practices of the Company and is taken in the ordinary course of the Company’s normal day-to-day operations.

“Permit” means any permit, license (export, import or otherwise), certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Government Authority.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, fund or an incorporated organization or association or other form of business enterprise, a governmental entity or any other form of a legal entity.

“Proceeding” means any claim, suit, action, arbitration, investigation or legal, administrative or other proceeding of any nature, domestic or foreign, civil or criminal, commenced, brought, conducted or heard by or before, or that otherwise involves or may involve any Government Authority, arbitrator, mediator, or arbitral or mediation panel pending against a party to this Agreement.

“Proprietary Assets” shall mean all intellectual properties owned by the Company or in which the Company has any interest (including the right to use pursuant to any contractual arrangement). The Proprietary Assets shall include (i) all trademarks, service marks, trade names, corporate names, trade dress and logos (together with all translations), all applications therefor, and all associated goodwill; (ii) all statutory and registered copyrights, all applications therefor and all associated goodwill; (iii) all patents and patent applications, all associated technical information, know-how, trade secrets, processes, operating, maintenance and other manuals, designs, drawings and specifications, process flow diagrams and related data, and all associated goodwill; (iv) all “software” and documentation thereof (including all Proprietary Software and all electronic data processing systems and program specifications, source codes, input data and report layouts and format, record file layouts, diagrams, functional specifications and narrative descriptions); and (v) all other inventions, discoveries, improvements, processes, formula (secret or otherwise), data, drawings, specifications, trade secrets, confidential information, know-how and ideas (including those in the possession of third parties, but which are the property of the Company), and all drawings, records, books or other tangible media embodying the foregoing.

“Shares” shall mean the issued and outstanding common shares of the Company.

“USD” means the currency of the United States of America.

1.2	Index of Other Defined Terms. The following terms shall have the meanings given to such terms in the Sections set forth opposite such terms below:

Term	Section
Agreement	Preamble
Aggregate Purchase Price	2.2
Closing	3.1
Closing Date	3.1
Company	Preamble
Effective Date	Preamble
Escrow Account	3.2
Escrow Agent	3.2
Escrow Agreement	3.2
Escrow Amount	3.2
FCPA	4.2(l)
Financial Statements	7.6
GAAP	7.6
IBK	4.2(j)
IBK Loan Agreements	4.2(j)
Indemnified Party	9.1
Indemnifying Party	9.2
Innovalue	Preamble
KB	Preamble
Loss	9.1
Material Adverse Effect	4.2(h)
Outstanding Shares	2.2
Pay-Off Amount	4.2(j)
Per Share Purchase Price	2.2
Proprietary Software	7.11(e)
Purchaser	Preamble
Sale Shares	Recitals
Seller Representative	Preamble
Sellers	Preamble
Short-Form SPA	Recitals

2.	Share and Purchase of Sale Shares

2.1	Sale of Sale Shares. Subject to the terms and conditions set forth in this Agreement and in reliance on the representations, warranties, undertakings, indemnities and agreements set forth in this Agreement, at the Closing (as defined below), each Seller hereby agrees to sell, transfer and deliver to Purchaser the number of Sale Shares set forth opposite the name of such Seller in Schedule 2.1, free and clear of all Encumbrances, and Purchaser agrees to purchase such Sale Shares from Sellers.

2.2	Purchase Price. Subject to (i) the withholding of any applicable withholding taxes at the Closing in accordance with Section 2.3 below and (ii) the withholding of applicable escrow amounts from Escrow Sellers at the Closing in accordance with Section 3.2 below, the purchase price for each Sale Share sold and purchased at the Closing shall be the amount in cash in US dollars equal to the Per Share Purchase Price (as defined below), with the aggregate Per Share Purchase Price to be paid to each Seller and the aggregate escrow amount to be deducted from Escrow Sellers being rounded to the nearest whole cent.

For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Aggregate Purchase Price” shall be $16,000,000;

(ii)	“Outstanding Shares” shall be the number of Shares outstanding at the Closing, which shall be 4,000,000; and

(iii)	“Per Share Purchase Price” shall be the amount equal to the Aggregate Purchase Price divided by the Outstanding Shares.

2.3	Withholding Taxes. The Purchaser shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any applicable provision of any Korean, U.S. or other foreign law or under any applicable legal or tax requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Parties agree that the Purchaser will withhold from the applicable Per Share Purchase Price payable to Innovalue (i) securities transaction tax in the amount of 0.5% of the applicable aggregate Per Share Purchase Price and (ii) capital gains tax in the amount of 11% of the applicable aggregate Per Share Purchase Price or 27.5% of the actual capital gains realized by Innovalue, whichever is less, according to information to be provided by Innovalue.

3.	Closing

3.1	Time and Place. The consummation of the sale and purchase of the Sale Shares contemplated hereby (the “Closing”) shall take place at the law office of Kim & Chang located at Northgate B/D, 66 Juksun-Dong, Chongro-ku, Seoul, Korea (or at such other place as the parties hereto may mutually agree), on the date (the “Closing Date”) that is the later of (i) October 1, 2008 and (ii) the third Business Day following the satisfaction or waiver of the conditions set forth in Section 4.1 and Section 4.2.

3.2	Escrow. Prior to the Closing, the Purchaser and the Seller Representative, on behalf of all Escrow Sellers, shall enter into an Escrow Agreement substantially in the form of Exhibit C attached hereto (the “Escrow Agreement”) with the Korea Exchange Bank or such other commercial bank as the Purchaser and the Seller Representative may agree as escrow agent (the “Escrow Agent”). At the Closing, an amount equivalent to USD 1,785,360 (One Million Seven Hundred Eighty Five Thousand Three Hundred Sixty Dollars) which equals the total of 21.40% of the aggregate purchase price payable to the Seller Representative prior to any withholdings, 20% of the aggregate purchase price payable to Sung-Ho Wang prior to any withholdings and 10% of the aggregate purchase price payable to each of Innovalue and KB prior to any withholdings (the “Escrow Amount”) shall be deposited by the Purchaser in an escrow account established and maintained in accordance with the Escrow Agreement (“Escrow Account”) for satisfaction of any claims arising in relation to the indemnities set forth in Article 9 of this Agreement. The Purchaser shall be entitled to deduct from any payments due to an Escrow Seller at the Closing pursuant to this Agreement the following amounts: 21.40% of the aggregate purchase price payable to the Seller Representative prior to any withholdings, 20% of the aggregate purchase price payable to Sung-Ho Wang prior to any withholdings and 10% of the aggregate purchase price payable to each of Innovalue and KB prior to any withholdings. The Escrow Amount shall be held in the Escrow Account for the 2-year period following the Closing Date, unless released, in whole or in part, in accordance with the Escrow Agreement during such 2-year period. For the avoidance of doubt, the parties hereto acknowledge that in the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of the Escrow Agreement will prevail.

3.3	Payment at Closing. At the Closing, the Purchaser shall pay the aggregate Per Share Purchase Price for all of the Sale Shares, net of the Escrow Amount and any applicable withholding taxes, by wire transfer of immediately available funds to two separate accounts as follows:

(a)	All Sellers except Innovalue: The Purchaser shall pay the aggregate Per Share Purchase Price in US Dollars, net of the applicable portion of the Escrow Amount and any applicable withholding taxes, for all of the Sale Shares being sold by all of the Sellers except Innovalue to the bank account at the Escrow Agent designated by the Seller Representative in writing at least three (3) Business days prior to the Closing Date. The Seller Representative shall arrange for such funds to be converted into Korean Won at the applicable exchange rate and shall disburse to each Seller and to each other shareholder who has signed a Short-Form SPA the amount of funds to which each such Seller or other shareholder is entitled pursuant to this Agreement or a Short-Form SPA with respect to the Shares sold by such Seller or other shareholder as converted into Korean Won; and

(b)	Innovalue: The Purchaser shall pay the aggregate Per Share Purchase Price in US Dollars, net of the applicable portion of the Escrow Amount and any applicable withholding taxes, for all of the Sale Shares being sold by Innovalue to the bank account designated by Innovalue in writing at least three (3) Business Days prior to the Closing Date.

3.4	Closing Actions of Sellers. At the Closing, Sellers shall deliver or cause to be delivered, to Purchaser, the following:

(a)	certificates of non-issuance of share certificates with respect to the Sale Shares and any other documentation required under applicable Laws to transfer to Purchaser good and valid title and all rights to, and all interest in, the Sale Shares free and clear of any and all Encumbrances and to enable Purchaser to be registered as the holder thereof;

(b)	the resignation letters of each registered director and the statutory auditor of the Company whose names are set forth in Schedule 3.4(b) whose resignation shall be effective as of the Closing Date;

(c)	an appropriate W-9 form for U.S. tax identification number certification or a W-8 form for non-resident alien certification;

(e)	a copy of the Escrow Agreement executed by the Seller Representative on behalf of all Escrow Sellers;

(f)	a certificate, dated the Closing Date, signed by the representative director of the Company, certifying that the conditions set forth in Section 4.2 have been fulfilled or waived; and

(g)	a duly executed receipt evidencing the receipt of the Purchase Price.

3.5	Closing Actions of Purchaser. At the Closing:

(a)	the Purchaser shall pay for the Sale Shares in accordance with Section 3.3.

(b)	the Purchaser shall deliver or cause to be delivered to the Escrow Agent the Escrow Amount to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement; and

(c)	the Purchaser shall deliver or cause to be delivered to the Seller Representative a duly executed receipt evidencing the receipt of the Sale Shares.

4.	Conditions Precedent to the Closing

4.1	Conditions to Obligations of Sellers and the Company. The obligations of Sellers to sell the Sale Shares and to take the other actions required to be taken by Sellers at the Closing and the obligations of the Company under this Agreement, in each case, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by the Seller Representative on behalf of the Company and the Sellers):

(a)	Representation and Warranties. The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date).

(b)	Performance. Purchaser shall have performed, or complied with, in all material respects all of its respective obligations, covenants, agreements and conditions required under this Agreement to be performed by it, or complied with, on or prior to the Closing Date.

(c)	Government Approvals. All Government Approvals necessary for the transactions contemplated under this Agreement shall have been obtained and be in full force and effect.

4.2	Conditions to Obligations of Purchaser. The obligations of Purchaser to purchase the Sale Shares and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

(a)	Representation and Warranties. The representations and warranties of each of Sellers and the Company set forth in Article 6 and Article 7, respectively, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date).

(b)	Performance. Each of Sellers and the Company shall have performed, or complied with, in all material respects all of its respective obligations, covenants, agreements and conditions required under this Agreement to be performed by it, or complied with, on or prior to the Closing Date.

(c)	Government Approvals. All Government Approvals necessary for the transactions contemplated under this Agreement shall have been obtained and be in full force and effect.

(d)	Minimum Share Transfer. At the Closing, the Seller Representative shall have procured and delivered to Purchaser all Short-Form SPAs signed by all or some of the other shareholders of the Company and other documents required thereunder to sell the Shares owned by them, which shall, together with the Sale Shares, constitute at least 95% of the total issued and outstanding shares of the Company.

(e)	Consents and Waivers. The Company shall have obtained any and all consents and waivers from third parties that are required under any agreement entered into by the Company for consummation of the transactions contemplated by this Agreement.

(f)	Key Employees. All Key Employees are continuously employed by the Company as of the Closing Date and at least 90% of the Company’s employees as of the Effective Date are continuously employed by the Company as of the Closing Date and have signed the Proprietary Rights Agreement in the form agreed between Purchaser and the Company. The Company’s representative director and the other Key Employees shall have entered into the agreements with the Company contemplated by Section 8.7 below.

(g)	Legal Opinion. Purchaser shall have received from the Company’s legal counsel an executed legal opinion, in the form attached hereto as Exhibit D.

(h)	No Material Adverse Effect. No event, change or occurrence shall have occurred, which, individually or in the aggregate with any other events, changes or occurrences has or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operation or prospects of the Company or on the ability of the Company or the Sellers to perform their obligations hereunder (hereinafter, “Material Adverse Effect”).

(i)	Escrow Agreement. The Escrow Agreement shall have been signed by the Escrow Agent and the Seller Representative on behalf of all of the Escrow Sellers.

(j)	Pay-Off Letter from IBK. Industrial Bank of Korea (“IBK”) shall have delivered to the Purchaser and the Company a signed “pay-off” letter in the form attached hereto as Exhibit E, pursuant to which: (i) IBK certifies as to the aggregate amount owed by the Company to IBK as of immediately prior to the Closing (the “Pay-off Amount”) under all financing agreements between the Company and IBK (“IBK Loan Agreements”), which amount shall not be greater than KRW 1,152,000,000; and (ii) IBK agrees that, among other things, upon the payment of the Pay-off Amount by the Purchaser to IBK immediately following the Closing, IBK will release all security interests or other encumbrances on assets of the Company and all IBK Loan Agreements will terminate.

(k)	Amendment of Rules of Employment. The Company shall have convened a meeting of the employees to discuss the amendments to the Company’s Rules of Employment agreed between the Company and the Purchaser and at least a majority of the employees of the Company shall have consented to such amendments in accordance with relevant Law and regulations.

(l)	Audit of Company Financial Statements. The Company shall have complied with its obligations under Section 8.9 and (i) the Purchaser shall be reasonably satisfied with the status of the pending audit contemplated by Section 8.9, (ii) the independent accounting firm retained in accordance with Section 8.9 shall have completed its audit of the balance sheet of the Company as of July 31, 2008 in accordance with U.S. GAAP and (iii) the independent accounting firm retained in accordance with Section 8.9 shall have completed its review of the Company’s compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”) and the Purchaser shall be reasonably satisfied with the result of the FCPA review, provided, however, that the Purchaser may not rely upon this condition set forth in this paragraph (l) if the failure of this condition to be satisfied is primarily attributable to the action or inaction of the Purchaser.

(m)	Agreement with Joon Jo. In connection with Joon Jo’s resignation as an employee of the Company, the Company shall have caused Joon Jo to sign an agreement substantially in the form of Exhibit F attached hereto.

5.	Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers and the Company that all of the following statements are true and correct as of the Effective Date and the Closing Date as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date):

5.1	Organization. Purchaser is duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite power and authority necessary to conduct its business as it is presently being conducted.

5.2	Authorization and Enforceability. Purchaser has all requisite corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

5.3	No Conflict. The execution, delivery and performance of this Agreement will not (a) violate any provision of Purchaser’s articles of incorporation or other constitutional documents (b) violate any Law or Government Approval applicable to Purchaser or (c) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any agreement or instrument to which it is a party or by which it is bound.

5.4	No Proceeding. There is no Proceeding pending against Purchaser or, to the Knowledge of Purchaser, threatened against Purchaser, at law or in equity, that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

6.	Representations and Warranties of Sellers

Each Seller hereby severally represents and warrants to Purchaser that all of the following statements are true and accurate as of the Effective Date and as of the Closing Date as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date):

6.1	Organization. If such Seller is not a natural person, such Seller is duly organized and validly existing under the laws of its jurisdiction of incorporation and has requisite power and authority necessary to conduct its business as it is presently being conducted and to own, sell and transfer its respective portion of the Sale Shares.

6.2	Authorization and Enforceability. Such Seller has all requisite corporate or individual power and authority necessary to execute, deliver and perform its obligations under this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement. If such Seller is not a natural person, the execution and delivery of, and consummation of all of the transactions contemplated under, this Agreement have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity.

6.3	Ownership of Shares. Such Seller has good and marketable title to, the full beneficial interest in and the legal right and power to sell and deliver, the number of Sale Shares set forth opposite the name of such Seller in Schedule 2.1, free and clear of all Encumbrances. Such Sale Shares are duly authorized and validly issued, fully paid and non-assessable. Upon consummation of the share purchase transaction contemplated under this Agreement, Purchaser will acquire from such Seller good and marketable title to such Sale Shares with all rights and entitlements as the owner and holder thereof free and clear of all Encumbrances.

6.4	No Conflict. The execution and delivery of, and the consummation of transactions contemplated by, this Agreement will not (a) if such Seller is not a natural person, violate any provision of the articles of incorporation or other constitutional documents of such Seller, (b) violate any Law or Government Approval applicable to such Seller, or (c) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any agreement or instrument to which such Seller is a party or by which it is bound.

6.5	Government Approval. No Government Approval is or will be necessary for the valid execution, delivery and performance by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated by this Agreement.

6.6	No Proceeding. There is no Proceeding pending against such Seller or, to the Knowledge of such Seller, threatened against such Seller, at law or in equity, that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

6.7	Non-US Citizen or Resident. Each Seller is a citizen of Korea (other than Innovalue) and is not a citizen of the United States or a resident of the United States within the meaning of the income tax treaty between Korea and the United States.

7.	Representations and Warranties of the Company

The Company and the Escrow Sellers hereby jointly represent and warrant that all of the following statements are true and accurate as of the Effective Date and as of the Closing Date as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date):

7.1	Organization. The Company is duly incorporated and validly existing under the Laws of Korea and has all necessary corporate power and authority to conduct its business as it is presently being conducted and to own and use the assets and properties that it purports to own and use.

7.2	Authorization and Enforceability. The Company has all requisite corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement. The execution and delivery of, and consummation of all of the transactions contemplated under, this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

7.3	No Conflict. The execution, delivery and performance of this Agreement and the consummation of any of the transactions contemplated hereby do not: (a) contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation or other constitutional or governing documents of the Company, (b) contravene, conflict with, or result in a violation of, any Law or Government Approval applicable to the Company or any of the assets owned or used by the Company or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the assets or properties of the Company pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, license, permit or franchise to which the Company is a party or by which any of the assets or properties of the Company is bound or affected.

7.4	Capitalization.

(a)	Authorized and Issued Capital Stock. The authorized capital stock of the Company as of the Effective Date consists of 60,000,000 shares of common stock. Of the authorized capital stock of the Company, 4,000,000 shares of common stock are as of the Effective Date issued and outstanding. As of the Effective Date, the Company has no preferred shares issued and outstanding. All of the outstanding shares of the Company are duly authorized, validly issued and outstanding, fully paid and non-assessable.

(b)	Options, Warrants, Etc. There is no outstanding warrant, right, option or other securities convertible into or exchangeable or exercisable for the shares of capital stock of the Company.

(c)	Outstanding Shareholders. Section 7.4(c) of the Disclosure Schedule sets forth a complete list of the names and addresses of all outstanding shareholders and other security holders of the Company as of the Effective Date and the numbers of shares owned by each shareholder.

7.5	No Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

7.6	Financial Statements; No Undisclosed Liabilities. Section 7.6 of the Disclosure Schedule sets forth true and complete copies of (i) audited balance sheet of the Company as at December 31, 2007, and the related audited income statement and statement of changes in cash flows of the Company for its fiscal year then ended, together with the reports thereon of the external auditors of the Company, and (ii) unaudited balance sheet of the Company as at July 31, 2008 and the related unaudited income statement and statement of changes in cash flows of the Company for the seven months then ended (all such financial statements being collectively referred to herein as the “Financial Statements”).

The Financial Statements (a) are in accordance with the books and records of the Company, (b) are true, correct and complete in all material respects and present fairly the financial condition of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with generally accepted accounting principles of Korea (“GAAP”) applied on a consistent basis. Specifically, but not by way of limitation, the Company does not have any debts, liabilities and obligations of any nature, whether due or to become due (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) except as reflected on the July 31, 2008 Balance Sheet or that have arisen in the Ordinary Course of Business of the Company since July 31, 2008. The Company has good and marketable title to all assets set forth on the balance sheets of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

Section 7.6 of the Disclosure Schedule also sets forth (i) a detailed statement of the Company’s cash balances as of August 18, 2008 and any restrictions on such cash; and (ii) a good faith estimate prepared by the Company of the Company’s cash balances, receipts and expenditures over the period from July 31, 2008 through September 30, 2008.

Neither the Company nor the Company’s auditors, nor to the Knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud that involves the Company’s management or other current or former employees, consultants or directors of the Company.

7.7	Absence of Certain Actions. Since the Balance Sheet Date, the Company has not: (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (b) incurred any new indebtedness for money borrowed or made any expenditures or incurred any other liabilities individually in excess of USD 50,000 except salary payments made in the Ordinary Course of Business and other payments set forth in Section 7.6 of the Disclosure Schedules; (c) made any loans or advances to any person, other than ordinary advances for travel expenses; (d) sold, exchanged or otherwise disposed of any material assets or rights other than the sale of inventory in the ordinary course of its business; or (e) entered into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals.

7.8	Activities Since Balance Sheet Date. Since the Balance Sheet Date, there has not been:

(a)	any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;

(b)	any waiver by the Company of a valuable right or of a material debt owed to it;

(c)	any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of the Company;

(d)	any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement; or

(e)	any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director not approved by the board of directors of the Company.

7.9	Tax Matters. The provisions for taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid taxes of the Company, whether or not assessed or disputed as of the Balance Sheet Date. There have been no examinations or audits of any tax returns or reports by any applicable Government Authority. The Company has duly and timely filed all tax returns required to have been filed by it, all such tax returns have been complete and accurate and the Company has paid all taxes shown to be due on such returns. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

7.10	Title to Properties and Assets. The Company has good and marketable title to its properties and assets free and clear of Encumbrances of any kind. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the Knowledge of the Company and Sellers, the Company holds valid leasehold interests in such assets free of any Encumbrances of any party other than the lessors of such property and assets. Listed in Section 7.10 of the Disclosure Schedules are all assets and properties of the Company with a current book value in excess of USD 10,000, including the value of each such asset and property.

7.11	Status of Proprietary Assets.

(a)	Ownership. The Company has provided or made available to Purchaser all documents and other materials requested by Purchaser for the purpose of examining and determining the Company’s rights in and to any assets of the Company (including but not limited to Proprietary Assets) now used, proposed to be used in, or necessary to, the Company’s business as now conducted and proposed to be conducted. The Company has full title and ownership of, or has license to pursuant to agreements disclosed in the Disclosure Schedule, all Proprietary Assets used in its business or necessary to enable it to carry on its business as now conducted and as presently proposed to be conducted without any conflict with or infringement of the rights of others. No third party has any ownership right, title, interest, claim in or lien on any of the Proprietary Assets used by the Company in its business and the Company has taken all steps reasonably necessary to preserve its legal rights in, and the secrecy of, all Proprietary Assets used by the Company in its business, except those for which disclosure is required for legitimate business or legal reasons. Section 7.11(a) of the Disclosure Schedule lists all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyrights applications, domain names, software (other than end user licenses held by the Company to use third party commercial off-the-shelf software packages) and other Proprietary Assets owned by the Company.

(b)	Licenses; Other Agreements. Section 7.11(b)(i) of the Disclosure Schedule lists any options, licenses or agreements of any kind relating to any Proprietary Asset used by the Company in its business. Section 7.11(b)(ii) of the Disclosure Schedule lists any license fees, royalties or other payments to third parties that the Company is obligated to pay with respect to the marketing, sale, distribution, manufacture, license or use of any Proprietary Asset or any other property or rights used by the Company in its business, including the total amount paid to each party in each of the year ended December 31, 2007 and the six months ended June 30, 2008.

(c)	No Infringement. The Company has not violated or infringed, and is not currently violating or infringing, any Proprietary Asset of any other person or entity. The Company has not received any communications alleging that the Company (or any of its employees or consultants) has violated or infringed or, by conducting its business as proposed, would violate or infringe, any Proprietary Asset of any other person or entity. To the Knowledge of the Company, no other Person is infringing or misappropriating any Proprietary Assets of the Company.

(d)	No Breach by Employee. The Company and Sellers are not aware that any employee or consultant of the Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted.

(e)	Software. Section 7.11(e)(i) of the Disclosure Schedule lists all software programs, packages or components developed and owned by the Company (other than end user licenses held by the Company to use third party commercial off-the-shelf software packages) or marketed, sold or licensed by the Company to the customers of the Company (the “Proprietary Software”). Section 7.11(e)(ii) of the Disclosure Schedules lists all open source software programs, packages or components included in or used by the Proprietary Software. The Proprietary Software: (i) does not contain any material bugs, errors or other similar problems; and (ii) is free of all viruses, worms, trojan horses and material known contaminants. The Proprietary Software does not contain any software that is, in whole or in part, subject to the provisions of any open source license agreement wherein the Company is obligated to make the source code for the Proprietary Software generally available to the public, whether as a condition of such open source license or otherwise. No customer or former customer of the Company owns any interest in any of the Proprietary Software. The Company’s development, marketing, sale and licensing of the Proprietary Software comply with all license agreements applicable to the Proprietary Software, including any applicable open source licenses. All software, products and services sold, licensed or provided to customers by the Company have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company does not have any material liabilities or obligations for replacement or repair thereof or other damages in connection with any software, products or services sold, licensed or provided to customers by the Company.

(f)	Source Code Escrow Arrangements. Section 7.11(f) of the Disclosure Schedule lists all agreements pursuant to which the Company has disclosed source code for the Proprietary Software to any Person or deposited source code or similar materials for the Proprietary Software with or for the benefit of any Person.

(g)	Government Funding. Section 7.11(g) of the Disclosure Schedule describes all funding or other financial assistance or incentives that the Company has received from any Government Authority, including the amount and date of any funding received, the amount and date of any repayments, and the amount and date of any required future repayments or any royalty or license fees or any similar fees due to any Governmental Authority. No Governmental Authority has any interest in any of the Proprietary Assets used by the Company in its business.

7.12	Material Contracts and Obligations. Section 7.12 of the Disclosure Schedule lists all of the following agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which the Company is a party or by which it is bound: (a) all agreements providing for the sale or issue of capital stock of the Company; (b) all agreements between the Company and any shareholder of the Company; (c) all loans, credit agreements, guarantees, letters of credit, security agreements or other similar agreements; (d) all real property leases; (e) all agreements with directors, officers or employees of the Company; (f) all collective bargaining agreements; (g) any agreements with any Governmental Authority; (h) any partnership, joint venture, strategic alliance or similar agreement; (i) all agreements related to the sale or purchase of any businesses, assets, intellectual property or technology for an amount greater than USD 25,000; (j) all agreements with customers of the Company; (k) all agreements pursuant to which the Company has licensed any intellectual property or technology from any third party; (l) all agreements pursuant to which the Company has licensed any intellectual property or technology to any third party; and (m) all other agreements that are material to the conduct of the business of the Company. All such agreements and contracts listed in Section 7.12 of the Disclosure Schedule and have been delivered to Purchaser and/or its counsel for review. For purposes of this Section 7.12, “material” shall mean any agreement, contract, indebtedness, liability or other obligation having an aggregate value, cost or amount in excess of USD 10,000. None of the contracts listed therein will be terminated as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. All such contracts are in full force and effect, the Company is not in default under any such contract, and, to the Knowledge of the Company, no other party is in default under any such contract. There is no contract or other obligation binding upon the Company that has, or could be reasonably expected to have, the effect of prohibiting or impairing the conduct of the business of the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any products, services or technology to any class of customers or potential customers, or in any geographic area, or during any period of time, or in any segment of any market.

7.13

No Proceeding. There is no Proceeding pending (or, to the Knowledge of the Company and Sellers, currently threatened) against the Company, its activities, properties or assets or, to the Knowledge of the Company and Sellers, against any officer, director or employee of the Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Company. To the Knowledge of the Company and Sellers, there is no factual or legal basis for any such Proceeding that might result in a Material Adverse Effect. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Proceeding by the Company currently pending or which the Company intends to initiate.

7.14	Governmental Consents and Permits. All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority on the part of the Company required in connection with the consummation of the transactions contemplated herein shall have been obtained prior to and be effective as of the Closing.

The Company holds all licenses, franchises, permits and other government authorizations required to conduct its business (collectively, “Permits”). Section 7.14 of the Disclosure Schedule lists all Permits held by the Company that are required for the conduct of its business, and shall list the effective date and the expiration date for each such Permit. Such Permits are valid, and the Company has not received any notice that any governmental entity intends to cancel, terminate, or not renew any such Permit. The Company is in compliance with all applicable Laws and no past or existing violations of any Law or any agreement with or commitment to any Government Authority, whether disclosed or undisclosed, will have a Material Adverse Effect or will result in partial or total suspension of the businesses of the Company, or cancellation, adverse modification or revocation of any Permit of the Company or any sanction, reprimand, fine or any other actions by any Government Authority.

7.15	Insurance. Section 7.15 of the Disclosure Schedule contains a correct and complete list and description of the insurance policies in force and effect in respect to the business, properties and assets, including insurance on personnel (collectively, the “Insurance”). The Insurance is in full force and effect and protects the Company against such losses and risks as is consistent with international industry practice. The Company is not in default under, or in non-compliance with, the Insurance.

7.16	Interested Party Transactions. No shareholder, officer or director of the Company or any “affiliate” or “associate” (as those terms are defined in the Monopoly Regulation and Fair Trade Law of Korea) of any such person: (a) has borrowed any money from the Company or owes any money to the Company; or (b) has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or services; or (ii) any contract or agreement to which the Company is a party or by which it may be bound or affected.

7.17

Employee Matters. Section 7.17 of the Disclosure Schedule lists the following for all employees of the Company as of the Effective Date: (i) name; (ii) address; (iii) title; (iv) manager; (v) current salary; and (vi) hire date. The Company has made available copies of (i) any standard employment agreement and any rules of employment applicable to employees of the Company and (ii) each collective bargaining agreement applicable to any such employees (to the extent such agreements exist). All employment agreements, the rules of employment and collective bargaining agreements (to the extent such agreements exist) are consistent in all material respects, with customary practices and applicable Laws. The Company has conducted its businesses in material compliance with all employment agreements and the rules of employment. The Company is not bound by or subject to any contract, commitment or arrangement with any labor union, and, to the Knowledge of the Company and Sellers, no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending nor, to the Knowledge of the Company and Sellers, threatened, nor is the Company or Sellers aware of any labor organization activity involving its employees, except the labor management council as required under Korean law. The Company and Sellers are not aware that any Key Employees intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of its employees.

7.18	Employee Benefit Plans. Except as disclosed in Section 7.18 of the Disclosure Schedule, the Company does not maintain or contribute to any pension, profit sharing, deferred compensation, allowance (including unpaid leave compensation), bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant, or employee of any of them, whether active or terminated. Each employee benefit plan listed in the Disclosure Schedule is and has been maintained and operated in compliance in all material respects with the terms of such plan and with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time.

7.19	Compliance with Law and Documents. The Company has not violated and is not in violation or default of any provisions of its Articles of Incorporation. The Company and its directors, officers, employees and agents have at all times complied with all applicable statutes, laws, regulations and executive orders of Korea or other governmental bodies and agencies having jurisdiction over the Company’s business or properties. The Company has not received any notice of any violation of any such statute, law, regulation or order that has not been remedied prior to the date hereof. None of the Company or any director, officer, shareholder, employee or agent of the Company: (i) has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses; (ii) has offered, given, paid, authorized the payment of or promised, directly or indirectly, any money, gift, promise or other thing of value to any government official (or to any person while knowing it would be offered, given or promised to any government official) for any purpose, including, by way of example, influencing any act or decision of such Person acting in their official capacity, inducing such Person to do or omit to do any action in violation of their lawful duty, inducing such Person to use their influence with any governmental authority to affect or influence any act or decision of such governmental authority in order to assist the Company obtain or retain business for or with, or in directing business to, any Person; or (iii) has taken any other action which is or could be deemed to be a violation of the U.S. Foreign Corrupt Practices Act or is aware of any other action or conduct that could be deemed to be a violation of the U.S. Foreign Corrupt Practices Act.

7.20	Environmental Matters. During the period that the Company has owned or leased its properties and facilities, (a) there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such properties or facilities in contravention of any applicable laws or regulations, (b) neither the Company nor, to the Company’s and Sellers’ Knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials. To the Knowledge of the Company and Sellers, there has not been any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities.

7.21	Broker’s Fees. The Company has retained no finder or broker in connection with the transactions contemplated by this Agreement. The Company is solely responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

7.22	Customers. Listed on Section 7.22 of the Disclosure Schedules are the names and addresses of the 10 largest customers of the Company that ordered services or goods provided by the Company during the fiscal year ended December 31, 2007 and during the 6-month period ended June 30, 2008 and the approximate revenues accounted from each such customer during each such period. Except as disclosed in Section 7.22 of the Disclosure Schedule, the Company has not received any actual notice or has any valid reason to believe that any of its customers listed Section 7.22 of the Disclosure Schedule has ceased, or will substantially reduce, the use of such services or goods provided by the Company at any time.

7.23	Suppliers. Listed on Section 7.23 of the Disclosure Schedules are the names and addresses of the 5 largest suppliers of the Company that provided services or goods to the Company during the fiscal year ended December 31, 2007 and during the 6-month period ended June 30, 2008 and the approximate amount during each such period for which the Company was invoiced by each such supplier. Except as disclosed in Section 7.23 of the Disclosure Schedules, the Company has not received any actual notice or has any reason to believe that any of its suppliers listed Section 7.23 of the Disclosure Schedules has ceased, or will substantially reduce, the provision of their respective services or goods to the Company at any time.

7.24	Working Capital; Accounts Receivable. The amount of all accounts receivable, work-in-progress and other debts recorded in the records and books of account of the Company as being due to the Company (less the amount of any provision or reserve therefor made in the respective books and records of account of the Company) are good and collectible or will be billable in full in the ordinary course of in accordance with their terms and conditions; and none of such accounts receivable or other debts is subject to any counterclaim or set-off except to the extent of any such provision or reserve. Other than changes in the Ordinary Course of Business, there has been no material adverse change in the amount of the Company’ working capital.

7.25	Minutes Books. The Company’s minute books contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and board of directors and committees thereof in all material respects.

8.	Covenants

8.1	Conduct of Business. During the period from the Effective Date to the Closing Date, the Company shall, and Sellers shall cause the Company to:

(a)	carry on its operations and business activities in the Ordinary Course of Business and in substantially the same manner as they have been previously carried out;

(b)	not issue, sell, redeem or acquire any debt or equity securities of the Company, or any options or other rights to acquire the same;

(c)	not adjust, split, combine or reclassify or otherwise amend the terms of its share capital;

(d)	not commit any violation of applicable Law;

(e)	maintain the books and records of the Company in accordance with its past practices;

(f)	not merge or consolidate with any other corporation or sell any of its assets or business or acquire any business or assets of any other person, firm, corporation or business organization, or agree to do any of the foregoing;

(g)	not terminate any of its present employees, customers or suppliers;

(h)	not hire any new employees or change any compensation or benefits to employees;

(i)	not declare or pay any dividends, or authorize or make any distribution upon or with respect to any class or series of its capital stock;

(j)	not make any capital expenditures or incur any new indebtedness for money borrowed or make any expenditures or incur any other liabilities individually in excess of USD 50,000 except for salary payments made in the Ordinary Course of Business and other payments set forth in Section 7.6 of the Disclosure Schedules;

(k)	not make any loans or advances to any person, other than ordinary advances for travel expenses;

(l)	not enter into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals;

(m)	promptly notify Purchaser to obtain the consent of the Purchaser before entering into any new or amended contract having a value more than USD 10,000; and

(n)	maintain a cash balance of at least KRW 800,000,000.

8.2	Access to the Company. During the period prior to the Closing, the Company shall, and Sellers shall cause the Company to give Purchaser, its counsel, accountants and other representatives reasonable access to the Company’s properties, employees, contracts and records, and other information concerning the Company and its affairs as Purchaser may reasonably request. During the period between the signing of this Agreement and the Closing, the Company shall provide to the Purchaser: (i) within two (2) business days after the end of each calendar week, weekly statements of cash balances, receipts and expenditures for the previous week; and (ii) within five (5) business days after the end of each calendar month, unaudited balance sheets, income statements and statements of cash flows for the previous month.

8.3	Replacement of Directors. Sellers shall cause the Company to convene an extraordinary meeting of shareholders to be held on or prior to the Closing Date to replace those directors and statutory auditors of the Company nominated by Sellers whose names are set forth in Schedule 3.4(b) with those candidates to be nominated by Purchaser, effective as at the Closing, all in conformance with applicable Laws and the articles of incorporation of the Company.

8.4	Non-Solicitation; Non-Disparagement. For a period of two (2) years from the Closing Date, no Seller shall, directly or indirectly through its Affiliates or otherwise, (i) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Company (as of the Closing Date) to cease doing business with the Company or (ii) hire, retain or attempt to hire or retain any employee of the Company or exercise undue control or influence to disrupt the relationship between the Company and any of its employees, except where an employee voluntarily seeks employment with a Seller or its Affiliate without any direct or indirect inducement, enticement, or other solicitation on the part of such Seller or its Affiliate other than a general, non-directed advertisement.

8.5	Confidentiality. Each Seller agrees to, and shall cause its Affiliates and agents to, treat and hold as confidential, and not disclose to any Person, all information related to the Company and its business; provided, however, that this section shall not apply to information that is or becomes publicly available without a breach of confidentiality obligations.

8.6	Approvals and Consents. Each party hereto shall use its reasonable best efforts to satisfy all conditions precedent to the Closing, to cause all other shareholders of the Company to sign Short-Form SPAs and to obtain all necessary government approvals and necessary consents of third parties in order to expedite consummation of the transactions contemplated herein.

8.7	Agreement with Key Employees. Upon the execution of this Agreement, the Company shall, through consultation with Purchaser, cause its representative director to enter into a new employment agreement with the Company that shall be reasonably satisfactory to Purchaser and which shall become effective upon the Closing. Prior to the Closing, the Company shall cause other Key Employees to agree not to compete with Purchaser until the later of two (2) years after the Closing or one (1) year after such employee resigns from the Company.

8.8	Seller Representative. Each Seller hereby appoints, authorizes and empowers the Seller Representative to act as the representative and as the exclusive agent and attorney in fact of such Seller. The Seller Representative is hereby authorized and empowered to: (i) act on behalf of such Seller; (ii) to execute this Agreement and all related agreements and documents on behalf of such Seller, including any waivers or amendments to this Agreement; (iii) to deliver and transfer the Sale Shares owned by such Seller to the Purchaser; (iv) to receive the purchase price for such Sale Shares; and (v) to take any and all other actions required or permitted to be taken by the Seller Representative under this Agreement, the Escrow Agreement and all related agreements and document, including any and all actions deemed appropriate by the Seller Representative with respect to any claims for indemnification under this Agreement or the Escrow Agreement.

8.9	Audit of Company Financial Statements. The Company and the Purchaser agree that, as soon as practicable after the signing of this Agreement, the Purchaser shall retain and engage an independent public accounting firm to conduct an audit of the Company’s financial statements under U.S. generally accepted accounting principles (“US GAAP”) for the years ended December 31, 2006 and 2007 and for the seven months ended July 31, 2008 and to review the Company’s compliance with the U.S. Foreign Corrupt Practices Act. In connection with such audit, the Company shall cooperate fully with the Purchaser and such accounting firm, the Company shall promptly provide to the Purchaser and such accounting firm all information that they may reasonably request, and the Company and the Purchaser shall each use its respective reasonable best efforts to help the accounting firm complete such audit as soon as practicable. The Purchaser agrees to bear all costs of the accounting firm for such audit. In connection with such audit, the Seller Representative and Sung-Ho Wang agree to sign such reasonable and customary representation letters to the accounting firm related to the completeness and accuracy, to the best of the knowledge and belief of the Seller Representative and Sung-Ho Wang, of the financial information provided to the accounting firm as the accounting firm may reasonably request.

8.10	Termination of the Common Stock Purchase Agreement. Innovalue agrees to the termination, effective as of the Closing, of the Common Stock Purchase Agreement dated October 2, 2007 between the Company and Innovalue.

8.10	Further Assurance. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees as follows:

(a)	to use best efforts to take, or cause to be taken, diligently and in good faith all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement;

(b)	to execute any documents, instruments and conveyances of any kind which may be necessary or advisable to carry out the transactions under this Agreement; and

(c)	to cooperate with each other in connection with the foregoing diligently and in good faith.

9.	Indemnification

9.1

Indemnification by Escrow Sellers. Subject to limitations set forth in this Article 9, the Escrow Sellers shall, severally and jointly (except in the case of clauses (c) and (d) below which shall be severally and not jointly), indemnify and hold harmless Purchaser, its Affiliates and their respective directors, officers, employees, agents and representatives (collectively, the “Indemnified Parties”), from and against any and all losses, liabilities, claims, disputes, proceedings, demands, judgments, settlements, costs and expenses of any nature whatsoever (including fees and disbursements of attorneys, accountants, and other professional advisors relating to the investigation, prosecution, negotiation, defense, settlement or appeal) (collectively, a “Loss”) resulting from or arising out of: (a) any breach as of the Effective Date or as of the Closing Date of any of the representations and warranties made by the Company in this Agreement or in any schedule, exhibit, or certificate delivered to the Indemnified Party in connection with this Agreement (which shall survive the Closing); (b) any nonperformance, partial or total, of any covenant of the Company contained in this Agreement; (c) any breach as of the Effective Date or as of the Closing Date of any of the representations or warranties made by any Escrow Seller in this Agreement or in any schedule, exhibit, or certificate delivered to the Indemnified Party in connection with this Agreement (which shall survive the Closing); (d) any nonperformance, partial or total, of any covenant of any Escrow Seller contained in this Agreement; (e) any breach as of the Effective Date or as of the Closing Date of any of the representations or warranties made by any Seller who is not an Escrow Seller (the “non-Escrow Seller”) in this Agreement or in any schedule, exhibit, or certificate delivered to the Indemnified Party in connection with this Agreement (which shall survive the Closing); (f) any nonperformance, partial or total, of any covenant of any non-Escrow Seller contained in this Agreement; (g) any claims by employees of the Company for any compensation, incentives or other benefits payable with respect to periods prior to the Closing; (h) any product warranty, breach of contract, intellectual property infringement or indemnification claims by customers of the Company with respect to services provided by the Company or products sold or licensed by the Company prior to the Closing or contracts entered into by the Company prior to the Closing; (i) the business of Ms. Jungyoon Lee or the Company’s dealings with Ms. Jungyoon Lee; (j) the loans provided by the Company to officers or employees of the Company listed in Section 7.12(e) of the Disclosure Schedules and any matters related thereto, or (k) the contracts and/or pending contracts listed in Section 9.1 of the Disclosure Schedules, provided that: (i) the indemnity obligations set forth herein shall expire on the second anniversary of the Closing (unless notice of breach has been given to the Seller Representative prior to such date), except for such indemnity obligation with respect to the representations and warranties contained in Section 6.3 and Section 7.9 herein, which shall survive indefinitely and until the expiration of the relevant statute of limitations, respectively; (ii) the recovery of indemnifiable Losses by the Purchaser may be made only against the

Escrow Amount deposited in the Escrow Account except in the case of fraud or in the case of breaches by any Seller of the representations and warranties set forth in Section 6.3 and (iii) the maximum amount of indemnifiable Losses that may be recovered by the Purchaser under this Article 9 shall be the amount equal to the Escrow Amount; provided, however, that the maximum aggregate amount of indemnifiable Losses that may be recovered by the Purchaser under this Agreement in the case of fraud or in the case of breaches by any Seller of the representations and warranties set forth in Section 6.3 shall be equal to the aggregate consideration actually received by such Seller for such Seller’s Sale Shares pursuant to this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the maximum aggregate amount of indemnifiable Losses that may be recovered from any Escrow Seller under this Agreement shall not exceed the aggregate consideration actually received by such Escrow Seller for such Escrow Seller’s Sale Shares pursuant to this Agreement.

9.2	Notice of Claims; Procedures. If the Indemnified Party makes any claim against the Escrow Sellers (the “Indemnifying Party”) for indemnification, the claim shall be in writing and shall be provided to the Seller Representative on behalf of the Escrow Sellers and shall state in general terms the facts upon which the Indemnified Party makes the claim. In the event of any claim or demand asserted against the Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within fifteen (15) days after receipt of notice from the Indemnified Party indicating whether the Indemnifying Party intends to assume the defense of the claim or demand. Notwithstanding this assumption, the Indemnified Party shall have the right to participate in the defense, by written notice given to the Indemnifying Party within fifteen (15) days from the date of the Indemnifying Party’s notice, provided that participation shall be at the expense of the Indemnified Party unless there is a conflict of interest between the Indemnified Party and the Indemnifying Party or different defenses are available to the Indemnified Party, in which case the cost of participation (including attorneys fees for counsel selected by the Indemnified Party) shall be reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense and the Indemnified Party does not participate, the Indemnifying Party shall have the right to fully control and settle the proceeding. If the Indemnified Party elects to participate in the defense, the parties shall cooperate in the defense of the proceeding, and shall not settle the proceeding without the consent of each, which consent shall not be unreasonably withheld. If the Indemnifying Party elects not to assume the defense, the Indemnified Party shall have the right to do so (at the expense of the Indemnifying Party), and may settle the proceeding without the consent of the Indemnifying Party.

9.3	No Contribution. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, no Escrow Seller shall be entitled to seek any contribution from the Company for any Losses for which such Escrow Seller is, pursuant to this Section 9 or otherwise, obligated to indemnify Purchaser in connection with the representations and warranties and covenants made by the Company and the Escrow Sellers under this Agreement.

10.	Termination

10.1	Termination. Prior to the Closing, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)	by mutual agreement among the parties hereto evidenced in writing;

(b)	by Seller Representative on behalf of Sellers and the Company, as a group, if any of the conditions set forth in Section 4.1 shall have become incapable of fulfillment, and shall not have been waived by Seller Representative on behalf of Sellers or the Company;

(c)	by Purchaser if any of the conditions set forth in Section 4.2 shall have become incapable of fulfillment, and shall not have been waived by Purchaser;

(d)	by Seller Representative on behalf of Sellers and the Company, as a group, or Purchaser, in the event either party shall have breached, in material respects, any of its representations, warranties (disregarding for purposes of this clause any qualification in the text of the relevant representations and warranties as to materiality), covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within fifteen (15) Business Days following the giving of written notice of such breach to the breaching party; or

(e)	by any party by written notice to the other party if the Closing has not taken place on or before the Long Stop Date.

10.2	Effect of Termination

(a)	If this Agreement is validly terminated pursuant to Section 10.1, this Agreement shall forthwith become null and void, and there shall be no further liability or obligation on the part of Sellers, the Company or Purchaser (or any of their respective representatives); provided, that any other provision or obligation under this Agreement that by its nature should survive thereafter shall survive following any such termination.

(b)	Notwithstanding any other provision in this Agreement to the contrary, upon any termination of this Agreement pursuant to Section 10.1, the breaching party shall remain liable for any breach of this Agreement caused by such party and existing at the time of such termination, and the non-breaching party may seek such remedies against the breaching party with respect to any such breach as are provided in this Agreement or as are otherwise available under the law.

11.	General Provisions

11.1	Governing Law; Dispute Resolution. This Agreement shall be governed in all respects by the laws of Korea without regard to provisions regarding conflict of laws. Any dispute, difference, claim or controversy with respect to the interpretation of this Agreement or other disputes between the parties hereto arising out of, under or in connection with this Agreement shall be subject to the exclusive jurisdiction of the Seoul Central District Court.

11.2	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by Purchaser without the written consent of the Company and Sellers, which consent shall not be unreasonably withheld, provided, however, that, Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of, but with written notice to, the Company and the Seller Representative. This Agreement and the rights and obligations therein may not be assigned by the Company or Sellers without the written consent of Purchaser.

11.3	Amendment; Waiver. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be effective unless such amendment is approved in writing by the Company, the Seller Representative on behalf of the Sellers and Purchaser. Any waiver by a party hereto of an instance of another party’s non-compliance with or default of any obligation, responsibility or agreement hereunder shall be in writing and signed by such waiving party and shall not be deemed a waiver of other instances of another party’s non-compliance or default hereunder. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

11.4	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.5	Entire Agreement. This Agreement (when executed and delivered) and the schedules and exhibits referred to herein embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.6	Expenses; Taxes. Unless otherwise specified herein, each of the parties hereto shall be responsible for its own costs and expenses occurred in connection with this Agreement and the transactions contemplated hereby. All taxes relating to, or arising from, this Agreement and the transactions contemplated hereby shall be paid by the party against which they are imposed under applicable Laws.

11.7	Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent by facsimile (confirmed in writing) or sent by reputable overnight courier service for next-day delivery (charges prepaid) to the other parties hereto at their respective addresses set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, on the date of transmission if sent by confirmed facsimile (or on the next Business Day if transmission is not made on a Business Day) or on the next Business Day after deposit with a reputable overnight courier service.

(a)	If to Purchaser, to:

Wind River Systems, Inc.

500 Wind River Way

Alameda, CA 94501, U.S.A.

Fax: (510) 749-2255

Attention: Legal Department

with a copy to:

Kim & Chang

Seyang Building

223 Naeja-dong, Jongno-gu

Seoul, Korea 110-720

Fax: 82-2-737-9091

Attention: Hyun-Ho Eun, Esq.

(b)	If to the Company or Sellers:

Mr. Young-Jin Seo

with a copy to:

Barun Law

D&M Bldg., 1003 Daechi-dong, Ganngnam-gu

Seoul, Korea 135-851

Fax: 82-2-3478-6222

Attention: Joo Hyoung Jang, Esq.

11.8	Confidentiality and Non-Disclosure. No Seller shall disclose, disseminate or cause to be disclosed the terms and conditions of this Agreement without the written consent of the Purchaser, except insofar as disclosure is strictly necessary to carry out and effectuate the terms of this Agreement, and insofar as any party is required by applicable law to respond to any demand for information from any Government Authority.

11.9	Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11.11	Language. In the event of any conflict between the English language version of this Agreement and any translation thereof, the English language version shall control.

(Signature Page Follows)

IN WITNESS WHEREOF, each of Sellers and the Purchaser and the Company has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

SELLERS:	PURCHASER:

YOUNG-JIN SEO	WIND RIVER SYSTEMS, INC.

INNOVALUE CAPITAL, INC.	By:
Name:
By:	Title:
Name:
Title:

COMPANY:

KB INVESTMENT CO., LTD.	MIZI RESEARCH, INC.

By:	By:
Name:	Name:
Title:	Title:

SUNG-HO WANG

JOON JO

MYONG-KIE LEE

CHI-DEOK HWANG